Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-156131, 333-156133, 333-156136, 333-172077, 333- 219560, and 333-238784) of Clearwater Paper Corporation of our report dated April 19, 2024 relating to the financial statements of the Augusta Mill (a Business of Graphic Packaging Holding Company), which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
July 15, 2024